Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES RETIREMENT OF

DIVISION PRESIDENT MICHAEL PORTACCI

FRANKLIN, Tenn. (October 26, 2017)—Community Health Systems, Inc. (NYSE: CYH) announced today that Division President Michael Portacci will retire on December 1, 2017.

Mr. Portacci currently oversees Division II Operations, which includes affiliated hospitals in Alaska, Arizona, Arkansas, Louisiana, Missouri, New Mexico and Texas. He joined the Company in 1988 as a hospital CEO, and was promoted to group director with oversight for multiple facilities in 1991. In 1995, he was promoted to vice president and he was named senior vice president of group operations in 2001. He was named division president in 2007. During his nearly 30-year tenure with the Company, Mr. Portacci has overseen the strategic acquisitions of several hospitals and large multi-specialty clinics, and he was a key member of the integration team in the acquisitions of Triad Hospitals, Inc. and Health Management Associates, Inc.

Commenting on the announcement, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “Michael has been an accomplished leader and an important member of our management team. His nearly 30-year tenure spans all of our company’s major milestones, as well as dynamic changes within the healthcare industry. Michael has always recognized the importance of the local hospital in its community and has a strong record of advocating for quality, safety, and excellent patient care. His impact will continue on through the care provided by the hospitals that have benefitted from his leadership.”

The Company intends to name a replacement to oversee Division II Operations prior to the effective date of Mr. Portacci’s retirement.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 129 affiliated hospitals in 20 states with an aggregate of approximately 21,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding potential transactions, operating results, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	Media Contact:
Thomas J. Aaron, 615-465-7000	Tomi Galin, 615-628-6607
Executive Vice President and Chief Financial Officer	Senior Vice President, Corporate
or	Communications, Marketing and Public Affairs
Ross W. Comeaux, 615-465-7012
Vice President, Investor Relations

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